Exhibit 99.2

JMP GROUP APPOINTS TWO ADDITIONAL INDEPENDENT MEMBERS

TO BOARD OF DIRECTORS

SAN FRANCISCO, May 9, 2007 — JMP Group Inc. (NYSE: JMP), an investment banking and alternative asset management firm, announced today that its board of directors elected Harris Barton and Kenneth Karmin as independent directors on May 8, 2008. The elections of Mr. Barton and Mr. Karmin increase JMP Group’s total number of board members to nine and bring the number of independent members to five. Mr. Barton’s and Mr. Karmin’s initial terms as directors will end as of JMP Group’s annual meeting of shareholders in 2009.

Harris Barton is managing partner of HRJ Capital, a manager of private equity and hedge funds of funds. Mr. Barton co-founded HRJ Capital in 1999 after concluding a 10-year professional football career with the San Francisco 49ers of the National Football League. HRJ Capital develops and markets investment strategies centered on buyouts, venture capital, hedge investments, real estate and special situations.

Kenneth Karmin is a principal of High Street Holdings, a diversified investment company, and is chief executive officer of Ortho Mattress Inc. From 1993 to 1998, Mr. Karmin served as a managing director at Credit Agricole Futures, SNC in London. He was also managing director of the financial futures and options department in the London offices of Rodman & Renshaw, Inc. prior to the acquisition of the firm’s U.K. branch by Credit Agricole. Mr. Karmin previously worked at Drexel Burnham Lambert Inc. in its institutional financial futures division.

About JMP Group

JMP Group Inc. is a full-service investment banking and asset management firm that provides investment banking, sales and trading, and equity research services to corporate and institutional clients and alternative asset management products to institutional and high-net-worth investors. JMP Group operates through two subsidiaries, JMP Securities and JMP Asset Management. For more information, visit www.jmpg.com.

Investor Relations & Media Contact

Andrew Palmer

(415) 835-8978

apalmer@jmpg.com

© 2008 JMP Group Inc.